FOR IMMEDIATE RELEASE            Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Vice President Finance
Virco Mfg. Corporation
(310) 533-0474

Virco Announces Second Quarter Results

Torrance, California-September 13, 2013-Virco Mfg. Corporation (NASDAQ: VIRC) today announced second quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:

The uneven recovery of our core K-12 furniture business continued during the second quarter of 2013. Despite this continued volatility, we were able to generate profits during this quarter. We believe this is largely a result of the operational flexibility we have achieved due to our restructuring efforts over the past several years.

Revenues for the three months ended July 31, 2013 declined 5.7% from $60,392,000 for the three months ended July 31, 2012 to $56,933,000 this year. Gross profit as a percentage of sales was flat at 37.9% for the three months ended July 31, 2013 and the comparable period last year. For the six months ended July 31, 2013, revenues declined 8.6% from $84,060,000 for the six months ended July 31, 2012 to $76,823,000 this year. Gross profit as a percentage of sales improved in the first half of fiscal 2013, from 35.5% in the first half of fiscal 2012 to 36.4% this year. We believe this improvement is attributable to the efficiencies resulting from our recent restructurings, including from our employee headcount reductions in May 2013.

To further illustrate the volatility we are facing, order rates for the first three months of 2013 were 24.1% below the comparable period last year. However, in the second quarter, order rates improved and ended 5.6% higher than the comparable period in 2012. Given the heavy seasonality of our annual cycle, this strong uptick resulted in a higher backlog heading into the summer of 2013 than the summer of 2012. As a result, our backlog at July 31, 2013 was 11.5% higher than at July 31, 2012. As of the date of this release, daily order rates are still trending slightly ahead of 2012, giving us some hope that we might make up the early season revenue shortfall by year end.

Here are our results for the three and six months ended July 31, 2013, and the comparable periods last year:

	Three Months Ended		Six Months Ended
	7/31/2013	7/31/2012	7/31/2013	7/31/2012
	(In thousands, except share data)

Net sales	$56,933	$60,392	$76,823	$84,060
Cost of sales	35,347	37,525	48,828	54,226
Gross profit	21,586	22,867	27,995	29,834
Selling, general administrative & other expense	15,301	15,608	26,194	27,392
Income before income taxes	6,285	7,259	1,801	2,442
Income tax expense	75	206	38	222
Net income	$6,210	$7,053	$1,763	$2,220

Net income per share - basic	$0.43	$0.49	$0.12	$0.15
Net income per share - diluted	$0.42	$0.49	$0.12	$0.15

Weighted average shares outstanding - basic	14,570	14,369	14,506	14,333
Weighted average shares outstanding - diluted	14,647	14,395	14,591	14,358

	7/31/2013	1/31/2013	7/31/2012
Current assets	$73,506	$37,037	$75,937
Non-current assets	44,821	45,201	46,810
Current liabilities	52,775	24,511	52,831
Non-current liabilities	36,651	30,707	36,470
Stockholders' equity	28,901	27,020	33,446

As discussed more fully in our annual report on Form 10-K for the year ended January 31, 2013, we made substantial changes in our cost structure and operating model over the last two years. At July 31, 2013, we were operating with 30% fewer employees than at July 31, 2011. This reduction in force was concentrated in manufacturing, and was offset with a more aggressive engagement of seasonal staffing. The benefits of this more seasonal structure were very apparent in the first quarter of 2013, when we reduced our operating losses despite lower revenue. We're also pleased to have accomplished this restructuring while keeping both of our U.S. factories fully operational. We are and continue to be committed to manufacturing in the U.S.

During the last decade, many other manufacturers have moved their operations offshore in an effort to reduce costs. We elected instead to invest in automation, new products, and new service technologies. We believe this approach is finally yielding the financial performance benefits we originally envisioned. Specifically, the shorter, more responsive supply chains of our own factories and distribution centers allow us to offer a wider range of product choices with shorter lead times to support the rapidly evolving environments of 21st century classrooms and campuses. This responsiveness is enhanced by our direct sales and service force, which isn't compromised by the short-term concerns or multiple linkages of extended supply chain models, which most of our competitors rely upon.

This year's results have also benefited from relatively stable commodity costs, especially in steel and plastic. Two years ago these materials experienced 25% spikes just as we entered the summer delivery season. This year, the efficiencies of our new structure weren't masked by volatile commodity costs.

We caution that publicly-funded entities continue to suffer serious budget challenges. Despite evidence that tax-based fill-in orders may finally be recovering somewhat in 2013, many of our largest public school district customers are still confronting pension and structural cost issues that impede their ability to buy all the replacement furniture they would like. Furthermore, the stability of commodity costs and supplies may not be permanent.

Given these cautions, we still believe we're well positioned for the foreseeable future. As the risks of extended supply chains become more evident to customers and suppliers alike, our modern and almost fully-depreciated domestic factories seem likely to offer meaningful advantages in quality, choice, and accountability. We intend to emphasize and profit from these advantages as we work with educators to equip the learning environments of the future.

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; economic conditions; revenues; the educational furniture industry; public school district customers; raw material and commodity costs; state and municipal bond funding; order rates (including those relating to tax-based fill-in orders); operating efficiencies; supply chains; the Company's domestic factories and distribution centers; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; raw material, commodity, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2013, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.